Exhibit No. 10.3

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

PDC Energy, Inc., a Nevada corporation (the “Company”), maintains this PDC Energy, Inc. Non-Employee Director Deferred Compensation Plan (the “Plan”) for the benefit of Non-Employee Directors (defined below) of the Company. The Plan was originally adopted on April 27, 2004 (effective June 1, 2004). The Plan is hereby amended and restated in its entirety, effective December 31, 2013.

ARTICLE I
DEFERRED COMPENSATION ACCOUNTS

Section 1.1    Establishment of Accounts. The Company shall establish a “Deferred Account” (also referred to as an “Account”) for each Participant which shall be equal in value at any point in time to the Benefit payable to the Participant under the PDC Energy, Inc. Non-Employee Director Deferred Compensation Trust (the “Trust”).

ARTICLE II
DEFINITIONS, GENDER AND NUMBER

Section 2.1    Definitions. Whenever used in the Plan, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

(a)    “Administrator” means the Board, or if and to the extent the Board does not administer the Plan, the Committee.

(b)     “Beneficiary” or “Beneficiaries” means the individuals, trusts or other entities designated by a Participant in writing pursuant to Section 7.2(b) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 7.2(c) of the Plan.

(c)    “Benefit” means the amounts credited to a Participant’s Deferred Account pursuant to the Participant’s Deferred Compensation Election, as adjusted pursuant to Section 4.2.

(d)    “Board” means the Board of Directors of the Company as constituted at the relevant time.

(e)    “Change in Control” means the earliest to occur of the following events:

(i)    Change in Ownership: A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(ii)    Change in Effective Control: A change in effective control of the Company occurs on the date that either:

(A)    Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or

(B)    A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, that this paragraph (B) will apply only to the Company if no other corporation is a majority shareholder.

(iii)    Change in Ownership of Substantial Assets: A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than ninety percent (90%) of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The foregoing definition of Change of Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation §1.409A-3(i)(5) or any successor provision.

(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute. References to a Code Section shall be deemed to be that section or to any successor to that section.

(g)    “Committee” means the Compensation Committee of the Board.

(h)    “Common Stock” means the common stock of the Company, par value $.01 per share, or any successor security.

(i)    “Company” means PDC Energy, Inc., a Nevada corporation.

(j)    “Deferred Compensation Election” means the election to participate and defer compensation made by a Participant and delivered to the Company.

(k)    “Director” means an individual serving as a member of the Board of Directors of the Company.

(l)    “Director’s Cash Compensation” for any Plan Year means the Director’s total annual cash retainer, and any cash fees received for performance of the Director’s functions, including cash fees for attendance or participation at meetings and for serving on a Board Committee or as a Committee or Board Chair. “Director’s Compensation” shall not include expense reimbursements, options to purchase Common Stock, or shares of Restricted Stock.

(m)    “Effective Date” means December 31, 2013, the date on which this amended and restated Plan document becomes effective.

(n)    “Enrollment Period” means the period of December 1 to December 31 prior to the Plan Year to which a deferral election applies; provided, however, that the Enrollment Period for any newly elected Non-Employee Director shall be any time within thirty (30) days before or after the Director takes office and the deferral election shall apply to all Director’s Cash Compensation and Restricted Stock (as applicable) to be paid or issued for periods subsequent to the election for the remainder of the Plan Year.

(o)    “Existing Restricted Stock” means a Participant’s unvested Restricted Stock that (i) is outstanding on the date on which the Participant enters into a Deferral Compensation Agreement, and (ii) doesn’t qualify as Newly Granted Restricted Stock.

(p)    “Future Restricted Stock” means Restricted Stock that is granted to the Participant in a Plan Year following the Plan Year in which the deferral election for such Restricted Stock is submitted to the Administrator.

(q)    “Newly Granted Restricted Stock” means a Participant’s unvested Restricted Stock that (A) either (i) has not yet been granted but will be granted in the same Plan Year in which the deferral election for such Restricted Stock is made, or (ii) has been granted no more than thirty (30) days prior to the date on which the deferral election is submitted with respect to such Restricted Stock, and (B) is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant receives such Newly Granted Restricted Stock.

(r)    “Non-Employee Director” means any Director who is not an employee of the Company or any of its affiliates or subsidiaries.

(s)    “Participant” means a Non-Employee Director of the Company who has made a Deferred Compensation Election and who maintains an Account under the Plan.

(t)    “Plan” means this PDC Energy, Inc. Non-Employee Director Deferred Compensation Plan as set forth herein and as amended or restated from time to time.

(u)    “Plan Year” means January 1 through December 31.

(v)    “Restricted Stock” means shares of Common Stock issued to the Participant as compensation for services rendered under the Company’s Amended and Restated 2010 Long-Term Equity Compensation Plan.

(w)    “Termination Event” means:

(i)    with respect to Director Cash Compensation, Future Restricted Stock, or Newly Granted Restricted Stock, the earliest to occur of (A) a Participant’s “separation from service” as defined for purposes of Code Section 409A, or (B) a Change in Control.

(ii)     with respect to Existing Restricted Stock, the first to occur of (A) a Change of Control, or (B) the later of (I) five (5) years following the date on which the Existing Restricted Stock was scheduled to vest, without regard to any subsequent termination of employment or other event which would result in accelerated vesting of such Existing Restricted Stock, and (II) the date of the Participant’s “separation from service.”

(x)    “Trust” means the PDC Energy, Inc. Non-Employee Director Deferred Compensation Trust.

Section 2.2    Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE III
PARTICIPATION

Section 3.1    Eligibility to Participate. Each Non-Employee Director of the Company may participate in this Plan.

Section 3.2    Election to Participate. Each Non-Employee Director may become a Participant in the Plan by electing to defer compensation in accordance with the terms of this Plan. All elections to defer shall be in writing and shall be made by executing and returning a Deferred Compensation Election to the Administrator.

(a)    Director Cash Compensation or Future Restricted Stock. All elections to defer Director Cash Compensation or Future Restricted Stock under this Plan shall be made pursuant to a Deferred Compensation Election executed and filed with the Company during the Enrollment Period for the Plan Year in which the Director Cash Compensation is earned or the Future Restricted Stock is granted. A deferral election made pursuant to a Deferred Compensation Election with respect to Director Cash Compensation or Future Restricted Stock shall remain in effect for future Plan Years until modified by the Participant. No modification shall be given effect with respect to a Plan Year to which the modification is intended to apply unless that modification is made during the Enrollment Period for such Plan Year.

(b)    Newly Granted Restricted Stock. An election to defer Newly Granted Restricted Stock may be made at any time but no later than the 30th day after the Newly Granted Restricted Stock is issued, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition attendant to such Newly Granted Restricted Stock is scheduled to lapse. Notwithstanding the foregoing, a deferral election under this Section will not be given effect if the vesting of the Newly Granted Restricted Stock is accelerated or otherwise occurs prior to 12 months after the date the Deferred Compensation Election for such Restricted Stock is received by the Administrator. In such case, the Participant’s deferral election shall be ineffective and the Newly Granted Restricted Stock shall not be deferred and shall be unaffected by such election.

(c)    Existing Restricted Stock. An election to defer Existing Restricted Stock may be made at any time but not less than 12 months before the date the Existing Restricted Stock (or relevant portion thereof) is scheduled to vest; provided, however that such election will not be given effect until at least 12 months after the Deferred Compensation Election making such election has been received by the Administrator. Thus, in the event vesting of such Existing Restricted Stock is accelerated or otherwise occurs prior to 12 months after the date the Deferred Compensation Election is received by the Administrator, the Participant’s deferral election shall be ineffective and the Existing Restricted Stock shall not be deferred and shall be unaffected by such election.

Section 3.3    Cessation of Participation. Participation in the Plan shall continue until all of the Benefits to which the Participant is entitled have been paid in full.

ARTICLE IV
ENTRIES TO PARTICIPANTS’ ACCOUNTS

Section 4.1    Deferrals. Pursuant to a Deferred Compensation Election in effect for the applicable Plan Year, a Participant may elect to defer all or a portion of his or her Director’s Cash Compensation or Future Restricted Stock into his or her Deferred Account. In addition, a Participant may, from time to time, elect to defer Newly Granted Restricted Stock or Existing Restricted Stock into his or her Deferred Account, subject to the rules and requirements set forth in Section 3.2(b) or 3.2(c), above. A Participant’s Deferred Account shall be credited with the dollar amount of Director’s Cash Compensation or the number of shares of Restricted Stock deferred by such Participant into his or her Deferred Compensation Election on the date such Director’s Cash Compensation would otherwise have been payable, or on the date on which the shares of Restricted Stock would otherwise have vested. For avoidance of doubt, shares of Restricted Stock that are deferred into a Participant’s Deferred Account shall cease to be outstanding shares of Common Stock immediately prior to vesting, and thereafter the Participant shall cease to have any ownership interest or stockholder rights with respect to such shares of Restricted Stock.

Section 4.2    Adjustment to Accounts.

(a)    Funding of Trust. An amount equal to the dollar amount or number of shares of Common Stock credited to the Deferred Account of a Participant shall be deposited into the Trust on the date credited to the Deferred Account.

(b)    Adjustment of Deferral Account. Amounts credited to the Deferral Account shall be adjusted to reflect the value of the assets credited to such Participant under the Trust.

Section 4.3    Distributions. A Participant’s Deferred Account shall be debited for the same amount of any distribution made to such Participant from the Trust.

ARTICLE V
BENEFITS

Section 5.1    Timing of Distribution. The amounts credited to a Participant’s Account shall be paid within thirty (30) days after a Termination Event.

ARTICLE VI
VESTING

Section 6.1    Immediate Vesting. Participants shall be fully vested in their Account at all times.

ARTICLE VII
DISTRIBUTION OF BENEFITS

Section 7.1    Form of Benefit. A Participant shall receive his or her Benefits in a lump sum distribution. Payment of such lump sum distribution shall be in cash or in kind, as so determined by the Participant.

Section 7.2    Death Benefits.

(a)    If a Participant dies prior to the time of payment of the Benefits, the Participant’s Benefit shall be paid to the Beneficiary in a lump sum within (30) days following the Participant’s death.

(b)    Each Participant has the right to designate primary and contingent Beneficiaries for Benefits payable under the Plan. A beneficiary designation by a Participant shall be in writing on a form acceptable to the Company and shall be effective only upon delivery to the Company. A beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new beneficiary designation form. The beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

(c)    In the event there is no beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have predeceased the Participant, the Benefits payable by reason of the death of the Participant shall be paid to the Participant’s spouse, if living; if the Participant does not leave a surviving spouse, to the Participant’s issue by right of representation; or, if there are no such issue then living, to the Participant’s estate.

ARTICLE VIII
FUNDING

Section 8.1    Sources of Benefits. All Benefits under the Plan shall be paid when due by the Company out of the Trust.

Section 8.2    No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his Benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to Benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditors of the Company.

ARTICLE IX
ADMINISTRATION OF THE PLAN

Section 9.1    Administrator. The Administrator shall be responsible for the general operation and administration of this Plan and for carrying out the provisions thereof.

Section 9.2    General Powers of Administration. The Plan shall be administered by the Administrator. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to this Plan.

Section 9.3    Claims Procedure. The Administrator shall notify a Participant in writing within ninety (90) days of the Participant’s written application for Benefits of his or her eligibility or non-eligibility for Benefits under the Plan. If the Administrator determines that a Participant is not eligible for Benefits or full Benefits, the notice shall set forth (i) the specific reasons for such denial, (ii) a specific reference to the provision of the Plan on which the denial is based, (iii) a description of any additional information or material necessary for the claimant to perfect his or her claim, a description of why it is needed, and an explanation of the Plan’s claims review procedure and other appropriate information as the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for an additional 90-day period. If a Participant is determined by the Administrator to be not eligible for Benefits, or if the Participant believes that he or she is entitled to greater or different Benefits, he or she shall have the opportunity to have his or her claim reviewed by the Administrator or filing a petition for review with the Administrator within sixty (60) days after receipt by him or her of the notice issued by the Administrator. Said petition shall state that specific reasons the Participant believes he or she is entitled to Benefits or greater or different Benefits. Within sixty (60) days after receipt by the Administrator of said petition, the Administrator shall afford the Participant (and his or her counsel, if any) an opportunity to present his or her position to the Administrator orally or in writing, and such Participant (or his counsel) shall have the right to review the pertinent documents, and the Administrator shall notify the Participant of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Administrator, but notice of this deferral shall be given to the Participant.

ARTICLE X
MISCELLANEOUS

Section 10.1    Benefits Inalienable. Except as provided in Section 7.2, the right of any Participant, any Beneficiary, or any other person to the payment of any Benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

Section 10.2    Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

Section 10.3    Costs of Enforcement. If the Company, the Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

Section 10.4    Disputes. Any dispute or claim relating to or arising out of this Plan that cannot be resolved pursuant to the internal dispute resolution processes implemented by the Administrator with respect to the Plan shall be resolved in the following manner. The Participant or Beneficiary, as the case may be, on the one hand, and the Administrator or its representative, on the other hand (collective, the “Parties”), shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the Parties, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings.

Section 10.5    Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Colorado, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.

Section 10.6    Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.

Section 10.7    Amendment and Termination.

(a)    This Plan may be amended by the Board at any time in its sole discretion; provided, however, any amendment that would alter the irrevocable nature of an election or which would reduce the amount credited to a Participant’s Account on the date of such amendment shall not be effective unless consented to in writing by the Participant or, if the Participant has died or is incompetent, the Participant’s Beneficiary or conservator.

(b)    Notwithstanding the foregoing paragraph or any other provision in this Plan to the contrary, the Board may terminate the Plan at any time. Distribution of Benefits upon Plan termination may occur if permissible under Code Section 409A, and if so permissible, such distributions of Benefits shall occur at the time or times and in the manner set forth in Treasury Regulation Section 1.409A-3(j)4)(ix).

Section 10.8    409A. The payments and benefits provided hereunder are intended to be compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 10.8 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

ARTICLE XI
TERM OF PLAN

The Plan shall remain in effect until terminated by the Board.